Bear Stearns Asset Backed Securities Trust 2006-SD3

Issuing Entity

Asset-Backed Certificates, Series 2006-SD3

EMC Mortgage Corporation

Sponsor

Wells Fargo Bank, National Association

Master Servicer and Securities Administrator

Bear Stearns Asset Backed Securities I LLC

Depositor

Supplement dated October 3, 2006

to Prospectus Supplement dated September 7, 2006

to Prospectus dated September 5, 2006

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated September 5, 2006.

1.     The fourth paragraph under the caption entitled “Summary—Pass-Through Rates—Group II Certificates” on page S-15 of the prospectus supplement is hereby amended to replace the percentage “1.000%” with the percentage “1.050%”.

2.     The third paragraph under the caption entitled “Description of the Certificates—Pass-Through Rates—Group II Certificates” on page S-115 of the prospectus supplement is hereby amended to replace the percentage “1.000%” with the percentage “1.050%”.

3.     The second sentence of the first paragraph under the caption entitled “Description of the Certificates—Allocation of Realized Losses—Allocation of Realized Losses on the Group I Certificates” on page S-114 of the prospectus supplement is hereby replaced in its entirety with the following sentence (deleted language stricken and new language underlined and in bold):

Thereafter, the applicable Non-PO Percentage of any Realized Losses with respect to sub-loan group I-1 will be allocated, first, to the Class I-A-1B certificates and second, to the Class I-A-1A certificates; the applicable Non-PO Percentage of any Realized Losses with respect to sub-loan group I-2 will be allocated ~~, first,~~ concurrently to the Class I-A-2B certificates and ~~second, to~~ the Class I-A-2A certificates, pro rata; the applicable Non-PO Percentage of any Realized Losses with respect to sub-loan group I-3 will be allocated, first, to the Class I-A-1C certificates and second, to the Class I-A-3 certificates; in each case until the Certificate Principal Balance of each such class has been reduced to zero.

4.     The first sentence of the fifth paragraph under the caption entitled “Description of the Certificates—Distributions—Distributions on the Group I Certificates—Interest Distributions on the Group I Certificates” on page S-103 of the prospectus supplement is hereby replaced in its entirety with the following sentence (deleted language stricken):

Any Prepayment Interest Shortfalls resulting from prepayments in full or prepayments in part made during the ~~preceding calendar month (in the case of group I mortgage loans serviced by EMC) or~~ related Prepayment Period ~~(in the case of group I mortgage loans serviced by servicers~~

~~other than EMC)~~ that are being distributed to the holders of the group I certificates on that distribution date will be offset by the Servicer, but only to the extent that those Prepayment Interest Shortfalls do not exceed the aggregate of the Servicing Fee on the group I mortgage loans for the applicable distribution date.

5.     The first sentence of the fifth paragraph under the caption entitled “Description of the Certificates—Distributions—Distributions on the Group II Certificates—Interest Distributions on the Group II Certificates” on page S-109 of the prospectus supplement is hereby replaced in its entirety with the following sentence (deleted language stricken):

Any Prepayment Interest Shortfalls resulting from prepayments in full or prepayments in part made during the ~~preceding calendar month (in the case of group I mortgage loans serviced by EMC) or~~ related Prepayment Period ~~(in the case of group I mortgage loans serviced by servicers other than EMC)~~ that are being distributed to the holders of the group II certificates on that distribution date will be offset by the Servicer, but only to the extent that those Prepayment Interest Shortfalls do not exceed the aggregate of the Servicing Fee on the group II mortgage loans for the applicable distribution date.

6.     The second bullet-point in the definition of “Stated Principal Balance” under the caption “Glossary” on page S-186 of the prospectus supplement is hereby replaced in its entirety with the following provision (deleted language stricken):

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all prepayments of principal with respect to such mortgage loan received prior to or during the related Prepayment Period, and all liquidation proceeds to the extent applied by the related servicer as recoveries of principal in accordance with the pooling and servicing agreement that were received by the related servicer as of the close of business on ~~the last day of the Prepayment Period related to such distribution date (in the case of the mortgage loans serviced by servicers other than EMC) or~~ the last day of the calendar month immediately preceding such distribution date ~~(in the case of group I mortgage loans serviced by EMC)~~, and

The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the Certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Bear, Stearns & Co. Inc.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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